UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
November 20, 2009

SCOLR Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

19204 North Creek Pkwy, Suite 100
Bothell, WA 98011
(Address of principal executive offices)

(425) 368-1050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 20, 2009, SCOLR Pharma, Inc., a Delaware corporation (“SCOLR”), entered into a license agreement with Chrono Nutraceuticals LLC, a newly formed Arizona limited liability company (“Chrono”), providing Chrono with exclusive rights in Canada to manufacture and sell four extended release dietary supplements using SCOLR’s proprietary CDT® drug delivery platform.  In addition, SCOLR granted Chrono the rights to manufacture and sell two of such products in the United States on a nonexclusive basis.

In accordance with the license agreement, Chrono paid SCOLR $25,000 upon execution of the agreement and agreed to pay SCOLR an additional $87,500 upon the earlier of (i) receipt of submission numbers from the Natural Products Directorate of Canada clearing the products for sale in Canada, and (ii) January 31, 2010.  Chrono may terminate the agreement and receive a refund of such amounts from SCOLR if it determines within 90 days of the execution of the agreement that the Natural Products Directorate of Canada will not, without unreasonable expense or burden on Chrono, issue registration numbers or allow sale of any two of the four products covered by the license.

Chrono agreed to pay an additional $87,500 upon the earlier of (i) receipt of regulatory approval from the Natural Products Directorate of Canada and (ii) April 30, 2010.  The agreement provides for royalties of 10% of net sales of the products covered by the license.  Irrespective of net sales, minimum royalties of $125,000 per quarter commence during the first quarter of 2010 (prorated based on commencement of sales) and increase to $210,000 per quarter for 2011.  The minimum royalties thereafter shall be negotiated at a minimum of $210,000 per quarter; provided that if SCOLR and Chrono do not agree on revised minimum royalties by November 30, 2011, SCOLR shall have the continuing option to terminate the agreement upon 90 days notice.

The license agreement has a term of ten years, with automatic renewal for additional five year terms provided that all payments are current.

The foregoing description of the material terms of the license agreement does not purport to be complete and is qualified in its entirety by the text of the agreement, a copy of which will be filed as an exhibit to SCOLR’s annual report on Form 10-K for the period ended December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.
Dated: November 25, 2009	By:	/s/ Stephen J. Turner
Stephen J. Turner President and Chief Executive Officer